FOR IMMEDIATE RELEASE

XFONE, INC. NAMES ALON MUALEM AS CHIEF FINANCIAL OFFICER

LONDON -- (PR Newswire) - June 8, 2005 - XFONE, Inc. (AMEX:XFN), a provider of international voice and data communications services, today announced that Mr. Alon Mualem has been appointed as its Chief Financial Officer, effective immediately. In addition, Mr. Mualem has also been appointed as the Chief Financial Officer of XFONE Inc.’s Israeli subsidiary, XFONE 018 Ltd.

Mr. Mualem brings with him a wealth of knowledge and over 13 years experience in the financial and public arenas. Prior to joining XFONE, Inc., Mr. Mualem held the CFO responsibilities at CheckM8, Ltd., a high-tech Internet advertising firm located in Israel. He also held other senior executive positions at RADVISION Ltd., a Company currently trading on the NASDAQ exchange and at RAD Data Communication Ltd. In addition, Mr. Mualem worked with a public accounting firm, based in Israel, which is an affiliate with the international public accounting firm, KPMG.

Guy Nissenson, XFONE, Inc.’s Chief Executive Officer stated, “Alon’s financial and international background will provide XFONE, Inc. and XFONE 018, with an invaluable skill set to truly enhance our Company’s growth strategy. We are very pleased to officially welcome him aboard.”

Mr. Mualem, an Israeli licensed CPA, is a graduate of Tel Aviv University and holds a B.A. degree in Economics and Accounting. Mr. Mualem is also a frequent financial accounting lecturer at the Academic Business College.

About XFONE, Inc.
A U.S.-domiciled corporation, XFONE, Inc. is an international voice and data communications services provider with operations in the United Kingdom, the United States and Israel that offers a wide range of services, which include: local, long distance and international telephone services; prepaid and postpaid calling cards; cellular services; VoIP services; reselling opportunities; and email and fax broadcasting services. The Company serves customers in 75 countries across Europe, Australia, North America, South America, Asia and Africa.

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission.

For More Information, Please Contact:
Elite Financial Communications Group
Stephanie Noiseux, 407-585-1080
xfne@efcg.net